EX-35.3
(logo) CHASE


SERVICER COMPLIANCE STATEMENT

RE: GSR Mortgage Loan Trust 2007-1F: This Assignment, Assumption and Recognition Agreement made this 28th day of February 2007, (this "Assignment Agreement") is among JPMorgan Chase Bank, National Association ("JPMorgan"), as servicer (in such capacity, the "Servicer"), GS Mortgage Securities Corp., as assignee (the "Assignee") and Goldman Sachs Mortgage Company ("GSMC"), as assignor (the "Assignor")

The undersigned, a duly authorized officer of JPMorgan Chase Bank, National Association, as servicer (the "Servicer") pursuant to the GSR Mortgage Loan Trust 2007-1F (The "Agreement"), does hereby certify that:

(1) A review of the activities of the Servicer during the calendar year ending December 31, 2007 and of the performance of the Servicer under the Agreement has been made under my supervision; and

(2) To the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under the Agreement in all material respects throughout such year.

Date: 02/28/2008

JPMorgan Chase Bank,
National Association,
as Servicer
By: /s/ David Lowman
Name: David Lowman
Title: Executive Vice President